Exhibit  10.1
REGENERON PHARMACEUTICALS, INC.
CHANGE IN CONTROL SEVERANCE PLAN
Effective February 1, 2006
INTRODUCTION
     The purposes of this Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan (this “Plan”) are (i) to help the Company (as defined below) retain key employees of the Company, (ii) to help maintain the focus of such employees on the business of the Company and to mitigate the distractions caused by the possibility that the Company may be the target of an acquisition; and (iii) to provide certain benefits to such employees in the event their employment is terminated (or constructively terminated) after, or in contemplation of, a change in control. The possibility of such terminations and the uncertainty it creates may result in the loss or distraction of key employees of the Company to the detriment of the Company and its shareholders.
     The Company’s Board of Directors (the “Board”) considers the retention of key employees and the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and it shareholders. The Board also believes that when a change in control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by a change in control.

     Accordingly, in order to accomplish the above purposes, the Board has caused the Company to adopt this Plan, effective February 1, 2006 (the “Effective Date”).
     1. Definitions. For the purpose of this Plan the foregoing terms shall have the following meanings:
          (a) “Anticipatory Termination” means a termination of an Eligible Executive’s employment by the Company without Cause or by an Eligible Executive for Good Reason that occurs after a tender offer is announced for the Company or after material discussions have occurred with a possible acquirer with regard to a Transaction (as defined in the definition of “Change in Control” below), provided, that such offer or discussions have not terminated.
          (b) “Average Bonus” shall mean the average amount in each of the Company’s last three (3) completed fiscal years prior to the termination of employment (or if higher the last three (3) completed fiscal years prior to the Change in Control) awarded to an Eligible Executive as an annual bonus for such years (or if not employed on the last day of three prior completed fiscal years, the average over those fiscal years when employed on the last day of a fiscal year or, if no such dates, the average of the Average Bonus of all Eligible Executives in the Eligible Executive’s Group; provided, that any bonus awarded to an Eligible Executive for a fiscal year during which he or she was employed for only a portion of the year shall be annualized to reflect a full year’s bonus for such year).
          (c) “Bonus” shall mean the product of (i) the Eligible Executive’s annual base salary rate for the year in which the Date of Termination occurs (which is calculated immediately prior to any reduction in base salary (if any) if such termination is by the Eligible

Executive for Good Reason) multiplied by (ii) the average of the percentages that bonuses represented of base salary for the fiscal years utilized to determine Average Bonus.
          (d) “Cause” shall mean, as to each Eligible Executive, (i) the Eligible Executive’s willful misconduct involving the Company or its assets, business or employees or in the performance of his or her duties which is materially injurious to the Company (in a manner which would affect the Company economically or as to its reputation); (ii) the Eligible Executive’s indictment for, or conviction of, or pleading guilty or nolo contendre to, a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. law”) and any action or inaction which takes place outside of the United States, if it would be a felony under U.S. law); (iii) the Eligible Executive’s continued and substantial failure to attempt in good faith to perform his or her duties with the Company (other than failure resulting from the Eligible Executive’s incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (iv) the Eligible Executive’s breach of any material provisions of any written agreement with the Company, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (v) the Eligible Executive’s failure to attempt in good faith to promptly follow a written direction of the Board or a more senior officer, provided that the failure shall not be considered “Cause” if the Eligible Executive, in good faith, believes that such direction, or implementation thereof, is illegal or inconsistent with the Company’s Code of Conduct and he or she promptly so notifies the Chairman of the Board in writing. No act or failure to act by an Eligible Executive shall be deemed to be “willful” if the Eligible Executive believed in good faith that such action or non-action was in, or not opposed to, the best interests of the Company.

          (e) A “Change in Control” shall mean the occurrence of any of the following events: (i) any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the Company’s then outstanding securities, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of subsection (iii) below; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale; subsections (iii) and (iv) above each a “Transaction”. For the avoidance of doubt, the term “securities” shall refer solely to the Company’s Common Stock, par value $.001 per share and Class A Stock, par value $.001 per share.
          (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (g) “Committee” shall mean the Compensation Committee of the Board.
          (h) “Company” shall mean Regeneron Pharmaceuticals, Inc. and any successor thereto; provided, that for the purposes of this Plan, other than any obligation to make payments or provide benefits hereunder and as to the definition of Change in Control, “Company” shall also include all of the Company’s subsidiaries (as defined in Code Section 424(f)).
          (i) “Disability” shall mean, as to each Eligible Executive, the Eligible Executive’s failure to have performed his or her material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.
          (j) “Eligible Executives” shall mean Group 1 Executives and Group 2 Executives.
          (k) “Equity Grant” shall mean any stock option, restricted stock award, or other equity grant under the Company’s long-term incentive plans.
          (l) “Good Reason” shall mean, as to each Eligible Executive, a termination (including, if applicable, by retirement in accordance with Company policy) by the Eligible Executive and effected by a written notice given within one hundred twenty (120) days after the occurrence of the Good Reason event. For purposes of this Agreement, “Good Reason” shall mean, as to each Eligible Executive, the occurrence of any of the following events without the Eligible Executive’s express written consent which event is not cured within ten (10) days after written notice thereof from the Eligible Executive to the Company: (i) any material diminution in the Eligible Executive’s position, duties, responsibilities, title or authority, or the assignment to the Eligible Executive of duties and responsibilities materially inconsistent with his or her position, except in connection with the Eligible Executive’s termination for Cause or as a result of death, or temporarily as a result of the Eligible Executive’s incapacity or other absence for an extended period; (ii) any material breach by the Company of any material provision of any written agreement with the Eligible Executive or failure to timely pay any compensation obligation to the Eligible Executive; (iii) a reduction in the Eligible Executive’s annual base salary or target bonus opportunity (if any); (iii) a relocation of the Eligible Executive’s principal business location to an area outside of a fifty (50) mile radius of the Eligible Executive’s current principal business location; or (iv) a failure by the Company to comply with this Plan.
          (m) “Group 1 Executive” shall mean an officer or other executive who has been designated by the Committee as a Group 1 Executive in accordance with Section 2 below.
          (n) “Group 2 Executive” shall mean an officer or other executive who has been designated by the Committee as a Group 2 Executive in accordance with Section 2 below.
          (o) “Severance Multiplier” shall mean one for Group 1 Executives and two for Group 2 Executives.
          (p) A termination “without Cause” shall mean a termination of an Eligible Executive’s employment by the Company other than for a termination for Cause or due to Disability.
     2. Eligible Executives. Eligible Executives shall consist of those officers and other executives of the Company as the Committee in its sole discretion designates in writing to participate in the Plan. At the time the Committee designates an employee as an Eligible

Executive, the Committee shall also designate whether such Eligible Executive is a Group 1 Executive or a Group 2 Executive. The Committee may, in its sole discretion, terminate an employee’s participation in the Plan as an Eligible Executive by providing not less than one (1) year’s prior written notice to the employee (a “Plan Participation Termination Notice”) at any time following the two (2) year anniversary of the Effective Date; provided, that no Plan Participation Termination Notice shall be effective after a Change in Control (whether sent before or after). The Committee may designate additional Eligible Executives or change the designation of any Group 1 Executive to a Group 2 Executive at any time in its sole discretion.
     3. Termination of Employment in Connection with a Change in Control. (a) If (i) a Change in Control occurs and an Eligible Executive’s employment with the Company is terminated by the Company without Cause or by the Eligible Executive for Good Reason at any time within two (2) years after the Change in Control or (ii) there was an Anticipatory Termination and the Change in Control has taken place within one hundred eighty (180) days thereafter, such Eligible Executive shall be entitled to the amounts provided in Section 4 upon such termination or, if an Anticipatory Termination, upon the Change in Control (less any severance benefits previously paid or provided by the Company).
          (b) In the event of an Anticipatory Termination, if any Equity Grants in the name of the applicable Eligible Executive would vest as a result of the Anticipatory Termination had it occurred after the Change in Control (or the Equity Grant otherwise would have vested pursuant to its terms on or prior to the Change in Control if not for the Anticipatory Termination), any such Equity Grant that otherwise would be forfeited shall not be forfeited pending a determination of whether or not a Change in Control occurs within one hundred eighty (180) days thereafter (the “Determination Period”), but during the Determination Period no unvested Equity Grant shall vest or be exercisable and no dividends shall be payable unless and until the Change in Control takes place during the Determination Period. If a Change in Control occurs during the Determination Period, then the Equity Grants that would have vested during the Determination Period absent the Anticipatory Termination and any Equity Grants that would vest on the Change in Control or, upon a without Cause or Good Reason termination within two (2) years thereafter, shall become vested upon the Change in Control and the exercise period of all Equity Grants that are subject to exercise conditions shall be extended, to the extent applicable, to the later of (i) the permitted exercise dates after the Anticipatory Termination provided in the plan or grant assuming the Change in Control had happened immediately prior to the Anticipatory Termination and (ii) the date which is thirty (30) days following the first date after such Change in Control in which shares of the Company could be traded by the Eligible Executive on the applicable market under the Company’s or its subsidiary’s trading window policies but, (x) with regard to any outstanding options on the Effective Date, not beyond the last day of extension permitted under Code Section 409A without such Equity Grant being deemed subject to the additional tax under Code Section 409A, and (y) in no event beyond the initial expiration date of the grant. In the event an Equity Grant would expire after an Anticipatory Termination and prior to it becoming exercisable (including as a result of a Change in Control) as a result of either (x) or (y) of the forgoing sentence, it may be exercised during the thirty (30) day period prior to its expiration (or, if in connection with a Change in Control, such other period (whether shorter or longer) that applies to other similar Equity Grants) but the transaction shall be held in escrow pending a determination of whether a Change in Control has taken place during the one hundred eighty (180) day period after termination of the Eligible Executive’s employment.

     4. Compensation on Change in Control Termination. (a) If, pursuant to Section 3, an Eligible Executive is entitled to amounts and benefits under this Section 4, such Eligible Executive shall receive the following payments and benefits from the Company:
          (i) (A) any base salary, bonus, paid time off or other compensation accrued or earned under law or in accordance with the Company’s policies and practices applicable to the Eligible Executive but not yet paid; (B) subject to submission of appropriate documentation, any incurred but unreimbursed business expenses for the period prior to the Eligible Executive’s termination payable in accordance with the Company’s policies and practices; and (C) any other amounts or vested benefits due under the then applicable employee benefit (including without limitation any Supplemental Executive Retirement Plan), equity or incentive plans of the Company then in effect, applicable to the Eligible Executive (including, without limitation, the Company’s 401(k) Savings Plan) as shall be determined and paid in accordance with such plans;
          (ii) subject to Section 4(b) and Section 8 hereof, within ten (10) days after the satisfaction of the requirements of Section 8 hereof (or, if such termination occurred prior to a Change in Control, within ten (10) days after the latter of the aforesaid date or the Change in Control), a lump sum payment equal to the product of (A) the Severance Multiplier times (B) the sum of (x) the Eligible Executive’s annual base salary rate (which is calculated immediately prior to any reduction in base salary (if any) if such termination is by the Eligible Executive for Good Reason) and (y) the Eligible Executive’s Average Bonus;
          (iii) subject to Section 4(b) and Section 8 hereof, within ten (10) days after the satisfaction of the requirements of Section 8 hereof (or, if such termination occurred prior to a Change in Control, within ten (10) days after the latter of the aforesaid date or the

Change in Control), a pro rata Bonus payment for the year in which the Eligible Executive is terminated based on the portion of the year the Eligible Executive was employed;
          (iv) to the extent not paid pursuant to Section 4(a)(i)(A) above, any earned but unpaid bonus for a previously completed fiscal year of the Company; provided that such bonus shall be paid to the Eligible Executive in the year following the completed fiscal year of the Company when other executives of the Company receive their bonuses;
          (v) subject to Section 4(b) and Section 8 hereof, continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or otherwise, under the Company health plans in which the Eligible Executive and his/her dependents participated immediately prior to the Eligible Executive’s Date of Termination, or materially equivalent plans thereto (the “Health Plans”), for the Eligible Executive and the Eligible Executive’s dependents until the earlier of (A) (x) one (1) year following the Date of Termination applicable to the Eligible Executive if the Eligible Executive is a Group 1 Executive, or (y) two (2) years following the Date of Termination applicable to the Eligible Executive if the Eligible Executive is a Group 2 Executive , and (B) the Eligible Executive’s becoming eligible to participate in the health plan of another employer; provided, that the Eligible Executive timely elects such coverage and pays the same premium amount for such coverage as the Eligible Executive would pay if an active employee immediately prior to the Change in Control (the “Existing Premium Amount”); and further provided that such coverage shall cease to the extent that the providing of such coverage would violate applicable law. Furthermore, to the extent that the applicable coverage period in this Section 4(a)(v) exceeds the time for which the Eligible Executive and/or the Eligible Executive’s dependents remain eligible for coverage under COBRA or, if the coverage can not be provided under the Company’s policies or, if the providing of such coverage would result in taxation of the benefits under Code Section 105(h) (or a successor provision), the Company shall make payments to the Eligible Executive of the premiums it had been paying for such coverage for the Eligible Executive (but on a fully taxed grossed-up basis).
          (vi) subject to Section 4(b) and Section 8 hereof, continued coverage (at Company expense to the same extent as payments were made by the Company while the Eligible Executive was an active employee) in all welfare benefit plans (other then those covered by (v) above) and financial/tax advisory and preparatory services that the Eligible Executive participated in prior to his/her Date of Termination for (x) one (1) year following the Date of Termination applicable to the Eligible Executive if the Eligible Executive is a Group 1 Executive, or (y) two (2) years following the Date of Termination applicable to the Eligible Executive if the Eligible Executive is a Group 2 Executive, provided that, if such continuing coverage would not be permitted under any such plan or related insurance policy or would result in taxation of amounts received under such plan beyond the amount of premium paid by the Company, then, in lieu of such continued coverage the Company shall pay to the Eligible Executive a lump sum amount , promptly after satisfaction of the requirements of Section 8 hereof, equal to the premium it would pay for such period for the Eligible Executive for such coverage for the applicable period based on the rates in effect immediately prior to the Date of Termination.
          (b) If the Company determines in good faith that any payment under Section 4(a) would cause a violation of Code Section 409A if paid within the first six (6) months after termination of an Eligible Executive’s employment, such amount(s) shall not be paid to such Eligible Executive during such six (6) month period but shall instead be paid to such

Eligible Executive in a lump sum (without interest) immediately after the end of such six (6) month period. Thereafter, payments to such Eligible Executive shall be made in accordance with the Company’s normal payroll practices. In the event that continuation of any benefit would in the good faith judgment of the Company cause a violation of Code Section 409A if provided at Company cost during the first six (6) months after the Date of Termination of an Eligible Executive, if the Eligible Executive wants such benefit continuation, he/she shall pay to the Company the full cost therefor during such six (6) month period and the Company shall reimburse him/her for such cost in a lump sum payment immediately after the end of such six (6) month period.
     5. Excise Tax. In the event that an Eligible Executive shall become entitled to payments and/or benefits provided by this Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, including, without limitation, an award agreement under an equity compensation plan, any Person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a Change in Control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Eligible Executive to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Eligible Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Eligible Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. The Eligible Executive may elect which payments and benefits shall be reduced to accomplish the foregoing, but, if the Eligible Executive does not make such an election, the first benefit to be reduced is acceleration of vesting of any stock option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur, and the second benefit to be reduced shall be any cash payments under this Plan.
          (a) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1 Q/A33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Eligible Executive, at the request of the Eligible Executive.
          (b) For purposes of making the calculation hereunder, the Eligible Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in effect in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Executive’s residence in effect for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.
          (c) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Eligible Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Eligible Executive, but the Eligible Executive shall control any other issues. In the event the issues are interrelated, the Eligible Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Eligible Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Eligible Executive shall permit the representative of the Company to accompany the Eligible Executive, and the Eligible Executive and the Eligible Executive’s representative shall cooperate with the Company and its representative.
          (d) The Company shall be responsible for all charges of the Accountants.

          (e) The Company and the Eligible Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.
     6. Notice of Termination. After a Change in Control, any purported termination of an Eligible Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from the Company to the Eligible Executive or from the Eligible Executive to the Company, as the case may be, in accordance with Section 19. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of an Eligible Executive’s employment. Further, a Notice of Termination for Cause after a Change in Control is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (at a meeting of the Board which was called and held for the purpose of considering such termination and at which the Eligible Executive had the right to attend and speak) finding that, in the good faith opinion of the Board, the Eligible Executive has engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.
     7. Date of Termination. “Date of Termination,” with respect to any purported termination of an Eligible Executive’s employment after a Change in Control, shall mean the date specified in the Notice of Termination and, in the case of a termination by an Eligible Executive for Good Reason, shall not be less than five (5) days nor more than sixty (60) days from the date such Notice of Termination is given. In the event a Notice of Termination is given by the Company, the Eligible Executive may treat such notice as having a Date of Termination at any date between the date of receipt of such notice and the termination date indicated in the Notice of Termination by the Company; provided, that the Eligible Executive must give the Company written notice of the Date of Termination if he or she deems it to have occurred prior to the termination date indicated in the Notice of Termination.
     8. Acceptance and Release. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 4(a)(ii), (iii), (v) and (vi) above shall only be payable if the Eligible Executive executes and delivers to the Company an Acceptance Form and Release in the form attached hereto as Appendix B discharging all claims of the Eligible Executive which may have occurred up to the Date of Termination applicable to the Eligible Executive (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within the appropriate time described in the Acceptance Form and Release. Notwithstanding anything herein to the contrary, if an Eligible Executive materially breaches any of the provisions of Section 10 of this Plan, the Company may cease all payments and benefits due to such Eligible Executive thereafter under Sections 4(a)(ii), (iii), (v) and (vi) above (other than as required by law).
     9. No Duty to Mitigate/Set-off. The Company agrees that the Eligible Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Eligible Executive by the Company pursuant to this Plan. Further, other than as set forth in Section 4(a)(v)(B), the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by an Eligible Executive or benefit provided to an Eligible Executive as the result of employment by another employer, unemployment insurance payments or otherwise. Except as otherwise provided herein and apart from any disagreement between an Eligible Executive and the Company concerning interpretation of this Plan or any term or provision hereof, the Company’s obligations to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against an Eligible Executive. The amounts due under Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.
     10. Confidentiality, Non-Solicitation and Cooperation.
          (a) In consideration of participating in this Plan, by the execution and delivery to the Committee of an Acknowledgement and Agreement to Restrictive Covenants set forth on Appendix A attached hereto, if the Eligible Executive is employed by the Company at the time of a Change in Control or has been terminated in an Anticipatory Termination within one hundred eighty (180) days prior thereto, each Eligible Executive agrees to the following agreements:
          (i) during the Eligible Executive’s employment with the Company and thereafter, the Eligible Executive agrees not to, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Eligible Executive’s own account, without the prior written consent of the Board or the Chief Executive Officer of the Company (the “CEO”), any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section 10(a) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Eligible Executive is legally required to do so, provided that the Eligible Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Eligible Executive’s wrongful act or omission;
          (ii) during the Eligible Executive’s employment with the Company and thereafter, the Eligible Executive agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Eligible Executive was involved during the Eligible Executive’s employment with the Company or to which the Eligible Executive has knowledge based on the Eligible Executive’s employment with the Company; and
          (iii) during the Eligible Executive’s employment with the Company and for the one (1) year period thereafter, if the Eligible Executive is receiving the amounts and benefits provided under Section 4, the Eligible Executive agrees that he or she will not individually or on behalf of any other person, firm, corporation or other entity (actions of such other person, firm, corporation or other entity not being attributable to the Eligible Executive unless he or she is personally involved therewith), solicit, induce, hire or retain any employee of the Company (or any person who had been such an employee in the prior three (3) months) to leave the employ of the Company and to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, the Eligible Executive may serve as a reference after the Eligible Executive is no longer employed by the Company, but not with regard to any entity with which the Eligible

Executive is affiliated or from which the Eligible Executive is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.
          (b) Because the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate, in the event of such a breach or threatened breach by an Eligible Executive, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
          (c) If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable, such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.
          (d) The agreements set forth in this Section 10 are in addition to any other activity limitations an Eligible Executive is subject to under any other agreement between the Eligible Executive and the Company or any other plan or arrangement of the Company applicable to the Eligible Executive.
     11. Service with Subsidiaries. For purposes of this Plan, employment by a subsidiary or a parent of the Company shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company. A Change in Control, however, as used in this Plan, shall refer only to a Change in Control of the Company.

     12. Liability Insurance; Indemnification.
     If an Eligible Executive is receiving the payments and benefits under Section 4, then:
          (a) the Company shall continue to cover such Eligible Executive, or cause the Eligible Executive to be covered, under any director and officer insurance maintained after the Change in Control for directors and officers of the Company (whether by the Company or another entity) at the highest level so maintained for any other past or active director or officer with regard to any action or omission of the Eligible Executive while an officer or director of the Company. Such coverage shall continue for any period during which the Eligible Executive may have any liability for the aforesaid actions or omissions; and
          (b) following a Change in Control, the Company shall, with regard to matters related to such Eligible Executive’s period of employment with the Company, indemnify the Eligible Executive to the fullest extent permitted or authorized by the Company’s bylaws against any claims, suits, judgments, expenses (including reasonable attorney fees), with advancement of legal fees and disbursements to the fullest extent permitted by law, arising from, out of, or in connection with the Eligible Executive’s services as an officer or director of the Company, as an officer or director of any affiliate for which the Eligible Executive was required to serve as such by the Company or as a fiduciary of any benefit plan of the Company or any affiliate.
     13. Funding. This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. To the extent that any Eligible Executive acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company or any of its affiliated companies. The Eligible Executives shall be general creditors of the Company. Any assignment, lien or other encumbrance by an Eligible Executive of the amounts and benefits provided under this Plan shall be null and void. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.
     14. Administration of this Plan.
          (a) The general administration of this Plan on behalf of the Company (as “Plan Administrator” under Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall be placed with the Committee.
          (b) The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.
          (c) Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine an Eligible Executive’s participation and benefits under this Plan, to interpret and construe, in its sole discretion, the provisions of this Plan, and to make decisions in all disputes involving the rights of any person interested in this Plan. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan. Notwithstanding the foregoing, all decisions of the Committee after a Change in Control shall be reviewable on a de novo basis by an arbitrator or court , as applicable.
          (d) The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.
          (e) The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with this Plan.
          (f) The Committee shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.
          (g) The Company shall be the Plan Administrator for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies. The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.
          (h) The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not directly covered by insurance) its officers and directors, (and any employee involved in carrying out the functions of the Company under this Plan), each member of the Committee, and any person designated pursuant to Section 14(d) above, against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to this Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.
     15. ERISA Provisions (Including Claims Procedures). This Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24. Administrative provisions about this Plan are contained in Appendix C hereto. This Plan document, including the Appendices hereto, shall constitute the Plan document and shall be distributed to Eligible Executives in this form.
     16. Employee Benefit Plans. The amounts and benefits specified in Section 4 hereof shall not be paid to any Eligible Executive as an employee and no Eligible Executive shall be eligible to participate in employee benefit plans maintained by the Company following the Date of Termination applicable to such Eligible Executive except as specifically provided herein or in such benefit plan(s). Amounts paid pursuant to Section 4 shall not be taken into account for purposes of determining contributions to or calculating accrued benefits under the employee benefit plans maintained by the Company, except for accrued amounts that would be so taken into account pursuant to the terms of the applicable plan.
     17. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to be obligated to make the payments and provide the benefits under this Plan in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. This Plan shall inure to the benefit of and be enforceable by each Eligible Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Executive shall die while any amount would still be payable to such Eligible Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Eligible Executive’s estate as if the Eligible Executive had continued to live. No rights or obligations hereunder may be assigned by an Eligible Executive.
          18. Amendment and Termination. This Plan shall continue until terminated by the Company in accordance with this Section 18, but the Plan shall cover only the first Change in Control occurring hereafter. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board or the Committee at any time and for any reason prior to a Change in Control, provided that in no event shall any amendment which reduces an Eligible Executive’s right to payment and/or benefits under this Plan or any termination of this Plan be effective as to any Eligible Executive then participating in this Plan prior to the one (1) year anniversary such amendment or Plan termination is adopted by the Board or the Committee, and provided further that no such amendment or termination that is not effective prior to a Change in Control shall be effective after a Change in Control.

          19. Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mails,

(i)	If to the Company, to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: Chief Executive Officer

(ii)	If to an Eligible Executive, to his or her last
shown address on the books of the
Company.
          20. Separability. If any provisions of this Plan (including the appendices hereto) shall be declared to be invalid or unenforceable, in whole or in part, (by a court of competent jurisdiction) such invalidity or unenforceability shall not affect the validity of the remaining provisions of this Plan (including the appendices hereto).
          21. Legal Fees.
               (a) In the event the Company does not make the payments due hereunder on a timely basis (as determined by an arbitrator) and the matter is arbitrated pursuant to Section 22 below, if the Eligible Executive prevails in such arbitration, the Company shall pay all costs of such arbitration, including reasonable legal fees and other reasonable fees and expenses which the Eligible Executive may incur (on a tax grossed up basis, to the extent such amounts are taxable to the Eligible Executive).
               (b) The Company shall pay to the Eligible Executive interest at the prime lending rate (as reported from time to time by The Wall Street Journal) on all or any part of any amount to be paid to Eligible Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.
          22. Arbitration. Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Plan, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall pay all costs of the American Arbitration Association and the arbitrator.
          23. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to an Eligible Executive upon such terms and conditions as the Committee may prescribe.
          24. Code Section 409A. This Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed, interpreted and administered in accordance with such intent. The Company reserves the right to amend the provisions of this Plan at any time in order to avoid the imposition of the additional tax under Code Section 409A on any payments to be made hereunder. The Company shall indemnify the Eligible Executives for any taxes, interest or penalties incurred under Code Section 409A as a result of any payments or benefits hereunder in such a manner that the Eligible Executive will have no after tax cost as a result thereof.
          25. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit an Eligible Executive’s continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company for which the Eligible Executive may qualify, nor shall anything herein (except Section 8) limit or otherwise prejudice such rights as the Eligible Executive may have under any other currently existing plan, agreement as to employment, or termination from employment with the Company or any other contractual or statutory entitlements. Amounts that are vested benefits or those which an Eligible Executive is otherwise entitled to receive under any other plan or program of the Company, at or subsequent to the Termination Date applicable to such Eligible Executive, shall be payable in accordance with such other plan or program, except as otherwise specifically provided herein. With the exception of the provisions in this Agreement regarding vesting and exercisability of Equity Grants following an Anticipatory Termination, nothing in this Plan will affect any term or provision of any stock option award between an Eligible Executive and the Company and the rights set forth in this Plan are in addition to, and not in lieu of, the terms of any such award agreements. Notwithstanding the foregoing, an Eligible Executive shall not be entitled to received duplicative severance payments and benefits and, to the extent that an Eligible Executive is entitled to severance payments and benefits under any other plan or agreement, such Eligible Executive shall be entitled to the greater of the payments and benefits thereunder or hereunder but not under both plans or agreements.
          26. At Will Employment. This Plan does not constitute a contract of employment and, subject to any other agreement between an Eligible Executive and the Company, the Company reserves the right to terminate an Eligible Executive’s employment at any time with or without reason or notice (unless otherwise prohibited by law), subject to the payment and other provisions hereof.
          27. Governing Law. The construction, interpretation and administration of this Plan shall be governed by ERISA. To the extent not so governed, it shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

     IN WITNESS WHEREOF, this Plan has been adopted effective as of February 1, 2006, and Regeneron Pharmaceuticals, Inc. has caused this instrument to be signed by its officer or representative duly authorized on this 24th day of January, 2006.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard Schleifer

Name: Leonard Schleifer
Title: President and Chief Executive Officer

Appendix A
FORM OF
ACKNOWLEDGEMENT AND AGREEMENT TO RESTRICTIVE COVENANTS
The Compensation Committee
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
     Reference is hereby made to the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan, effective February 1, 2006 (the “Plan”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.
     In consideration of participation in the Plan as an Eligible Executive, the undersigned hereby acknowledges and agrees that if the undersigned is employed by the Company at the time of a Change in Control or has been terminated in an Anticipatory Termination within one hundred eighty (180) days prior thereto, the undersigned shall be bound by the restrictive covenants and agreements set forth in Section 10 of the Plan.

[Name of Eligible Executive]
Effective Date:

Appendix B
ACCEPTANCE FORM AND RELEASE
Release
     1. I agree and acknowledge that the payments and other benefits provided pursuant to the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan (“Plan”), effective February 1, 2006 and my rights under any equity grant (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.
     2. In consideration for the payments and benefits to be provided to me pursuant to the Plan, I forever release and discharge the Company from any and all claims. This includes claims that are not specified in this Acceptance Form and Release (this “Release”), claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers’ Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City

Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) my rights under the specific terms of any equity grant.
     3. This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This Release is for the benefit of (i) the Company, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of the Company or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or of any such person, corporation or entity.
     4. I acknowledge that I: (a) have carefully read in their entirety the Plan, this Release [and the information attached as Appendix I provided pursuant to the Older Workers Benefit Protection Act]; (b) have had an opportunity to consider fully for at least [twenty-one (21)] [forty-five (45)] days the terms of the Plan, this Release [and information attached as Appendix

2

I]; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Plan, this Release [and the information attached as Appendix I]; (d) fully understand the significance of all of the terms and conditions of the Plan, Release [and the information attached as Appendix I], and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Plan, this Release [and the information attached as Appendix I]; and (f) am signing this Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Plan and the Release.
     5. I understand that I will have [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release [and information attached as Appendix I] to consider the terms and conditions of those documents. I may execute and thereby accept this Release by signing and sending it to                                         . After executing this Release and returning it to                                         , I shall have seven (7) days (the “Revocation Period”) to revoke this Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Release. The effective date of this Release shall be the eighth (8th) day following my signing and return of this Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Release, or in the event I revoke this Release during the Revocation Period, my rights under the Plan, this Release, including but not limited to my rights to receive payments and other benefits from the Company, shall be deemed automatically null and void.

3

Print Name:                                                                                 Date:
                              Employee
Signature:
                              Employee

STATE OF NEW YORK	)
	)	ss:
COUNTY OF	)
          On this                      day of                                          , before me personally came                                          to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

                          Notary Public

4

ACCEPTANCE FORM AND RELEASE
Acceptance Form:
I have read the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan, effective February 1, 2006 (“Plan”) and the accompanying Release [and the information attached as Appendix I] and hereby accept the benefits provided under the Plan, subject to the terms and conditions set forth in the Plan and the Release.
Print Name:                                                                                 Date:
                              Employee
Signature:
                              Employee

STATE OF NEW YORK	)
	)	ss:
COUNTY OF	)
     On this                      day of                                                              , before me personally came                                          to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

Notary	Public

APPENDIX C
PROVISIONS RELATING TO ERISA
          A. Claims Procedure 1. Any claim by an Eligible Executive with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Eligible Executive in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Eligible Executive shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Eligible Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Eligible Executive responds to the Plan’s request for information.
          2. If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Eligible Executive will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Eligible Executive of his or her right, pursuant to Paragraph A(1) of this Appendix, to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an Eligible Executive is not notified (of the denial or an extension) within ninety (90) days from the date the Eligible Executive notifies the Plan Administrator, the Eligible Executive may request a review of the application as if the claim had been denied.
          3. An Eligible Executive may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Eligible Executive (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Eligible Executive shall be entitled to be represented by counsel.
          4. The review by the Committee will take into account all comments, documents, records, and other information the Eligible Executive submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Eligible Executive will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Eligible Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Eligible Executive until the date on which the Eligible Executive responds to the Plan’s request for information.
          5. The Committee decision on the claim for review will be communicated to the Eligible Executive in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Eligible Executive is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA. An Eligible Executive may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate time frame described above has elapsed since the Eligible Executive filed a request for review and you have not received a final decision or notice that an extension will be necessary to reach a final decision. The law also permits the Eligible Executive to pursue his or her remedies under section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.
     B. Plan Interpretation and Benefit Determination
          1. The Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.
          2. Without limiting the generality of the foregoing paragraph, the Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the sole and absolute discretionary authority to:
               (a) take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;
               (b) formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
               (c) decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
               (d) resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under this Plan or other Plan documents; and
               (e) process, and approve or deny, benefit claims and rule on any benefit exclusions.
     All determinations made by the Committee (or, where applicable, any duly authorized delegee of the Committee) with respect to any matter arising under the Plan shall be final and binding on the Company, Eligible Executive, beneficiary, and all other parties affected thereby. Notwithstanding the foregoing, all decisions of the Committee after a Change in Control shall be reviewable on a de novo basis by an arbitrator or court , as applicable.